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Exhibit 5

[Downey Brand LLP letterhead]

Downey Brand LLP
555 Capitol Mall, 10th Floor
Sacramento, CA 95814

                                    , 2008

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

  Re:
  Central Valley Community Bancorp
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We are acting as counsel to Central Valley Community Bancorp, a California corporation ("CVCB"), in connection with the Registration Statement on Form S-4 filed by CVCB with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to up to 1,628,685 shares of common stock, no par value per share (the "CVCB Shares"), of CVCB that are proposed to be issued in connection with the merger (the "Merger") of Service 1st Bancorp, a California corporation ("S1B"), with and into CVCB pursuant to the Reorganization Agreement and Plan of Merger, dated May 28, 2008, by and among CVCB, Central Valley Community Bank, a California banking corporation, S1B and Service 1st Bank, a California banking corporation (the "Merger Agreement"). The proposed issuance of CVCB Shares pursuant to the Merger and the Merger Agreement is described in the Proxy Statement/Prospectus that is a part of the Registration Statement (the "Proxy Statement/Prospectus").

        In connection with our opinion rendered herein, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of CVCB and others.

        For the purposes of this opinion, we have further assumed that prior to the issuance of the CVCB Shares (a) the Registration Statement, as it may be amended, has become effective under the Securities Act, (b) all other conditions under the Merger Agreement have been satisfied or waived, and (c) the Merger has been consummated as provided in the Merger Agreement.

        On the basis of the examination set forth above, and subject to the assumptions set forth above, we are of the opinion that the CVCB Shares, when issued in accordance with the Merger Agreement, will be validly issued, fully paid, and nonassessable shares of the stock of CVCB.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "VALIDITY OF CENTRAL VALLEY COMMUNITY BANCORP'S COMMON STOCK" in the Proxy Statement/

Prospectus contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

        This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,
DOWNEY BRAND LLP
By:

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  Exhibit 5